J.P.Morgan

J.P.Morgan

TABLE OF CONTENTS

Page

PARTIES		1
RECITALS		1

Section 1.	Certain Definitions
(a)	ADR Register	1
(b)	ADRs; Direct Registration ADRs	1
(c)	ADS	2
(d)	Bank of Russia	2
(e)	Custodian	2
(f)	Deliver, execute, issue et al.	2
(g)	Delivery Order	2
(h)	Deposited Securities	2
(i)	Direct Registration System	2
(j)	Holder	2
(k)	New Shares	3
(l)	Offering	3
(m)	Placement Notice	3
(n)	Placement Report	3
(o)	Russian Central Securities Depository	3
(p)	Russian Share Registrar	3
(q)	Securities Act of 1933	3
(r)	Securities Exchange Act of 1934	3
(s)	Share Register	3
(t)	Shares	3
(u)	Standards of Issue	3
(v)	Transfer Office	4
(w)	Withdrawal Order	4
Section 2.	ADRs	4
Section 3.	Deposit of Shares	6
Section 4.	Issue of ADRs	8
Section 5.	Distributions on Deposited Securities	8
Section 6.	Withdrawal of Deposited Securities	9
Section 7.	Substitution of ADRs	9
Section 8.	Cancellation and Destruction of ADRs; Maintenance of Records	9
Section 9.	The Custodian	10
Section 10.	Lists of Holders	10
Section 11.	Depositary's Agents	10
Section 12.	Successor Depositary	11
Section 13.	Reports	11
Section 14.	Additional Shares	12
Section 15.	Indemnification	12
Section 16.	Notices	14
Section 17.	Registration of Shares; Russian Share Registrar; Share Register	15
Section 18.	Miscellaneous	17
Section 19.	Consent to Jurisdiction, Etc.	17
Section 20.	Arbitration; Settlement of Disputes	19
Section 21.	Amendment and Restatement of Old Deposit Agreement	21
TESTIMONIUM		22
SIGNATURES		22

J.P.Morgan

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Page

EXHIBIT A

FORM OF FACE OF ADR		A-1

Introductory Paragraph		A-1

(1)	Issuance and Pre-Release of ADSs	A-2
(2)	Withdrawal of Deposited Securities	A-3
(3)	Transfers of ADRs	A-4
(4)	Certain Limitations	A-5
(5)	Taxes	A-5
(6)	Disclosure of Interests	A-6
(7)	Charges of Depositary	A-7
(8)	Available Information	A-9
(9)	Execution	A-10

Signature of Depositary		A-10

Address of Depositary’s Office		A-10

FORM OF REVERSE OF ADR		A-11

(10)	Distributions on Deposited Securities	A-11
(11)	Record Dates	A-12
(12)	Voting of Deposited Securities	A-12
(13)	Changes Affecting Deposited Securities	A-13
(14)	Exoneration	A-14
(15)	Resignation and Removal of Depositary; the Custodian	A-17
(16)	Amendment	A-17
(17)	Termination	A-18
(18)	Appointment	A-19
(19)	Waiver	A-19
(20)	Arbitration; Waiver of Immunities	A-19
(21)	Registration of Shares; Russian Share Registrar; Share Register	A-20
(22)	Depositary's Agents	A-23

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AMENDED AND RESTATED DEPOSIT AGREEMENT dated as of [DATE] , 2017 (the "Deposit Agreement") among SBERBANK (SBERBANK OF RUSSIA) and its successors (the "Company"), JPMORGAN CHASE BANK, N.A., as depositary hereunder (the "Depositary"), and all holders from time to time of American Depositary Receipts issued hereunder ("ADRs") evidencing American Depositary Shares ("ADSs") representing deposited Shares (defined below). The Company hereby appoints the Depositary as depositary for the Deposited Securities (defined below) and hereby authorizes and directs the Depositary to act in accordance with the terms set forth in this Deposit Agreement. All capitalized terms used herein have the meanings ascribed to them in Section 1 or elsewhere in this Deposit Agreement.

W I T N E S S E T H

WHEREAS, the Company and the Bank of New York Mellon entered into a Deposit Agreement dated as of June 27, 2011 (the "Old Deposit Agreement") for the purposes set forth therein, for the creation of American depositary shares representing the Shares so deposited and for the execution and delivery of American depositary receipts ("Old Receipts") evidencing the American depositary shares;

WHEREAS, pursuant to the terms of the Old Deposit Agreement, the Company has removed The Bank of New York Mellon as depositary and has appointed JPMorgan Chase Bank, N.A. as successor depositary thereunder;

WHEREAS, pursuant to the terms of the Old Deposit Agreement, the Company and the Depositary wish to amend and restate the Old Deposit Agreement and the Old Receipts;

NOW THEREFORE, in consideration of the premises, subject to Section 21 hereof, the parties hereto hereby amend and restate the Old Deposit Agreement and the Old Receipts in their entirety as follows:

1. Certain Definitions.

(a)       "ADR Register" is defined in paragraph (3) of the form of ADR.

(b)       "ADRs" mean the American Depositary Receipts executed and delivered hereunder. ADRs may be either in physical certificated form or Direct Registration ADRs (as hereinafter defined). ADRs in physical certificated form, and the terms and conditions governing the Direct Registration ADRs, shall be substantially in the form of Exhibit A annexed hereto (the "form of ADR"). The term "Direct Registration ADR" means an ADR, the ownership of which is recorded on the Direct Registration System. References to "ADRs" shall include certificated ADRs and Direct Registration ADRs, unless the context otherwise requires. The form of ADR is hereby incorporated herein and made a part hereof; the provisions of the form of ADR shall be binding upon the parties hereto.

(c)       Subject to paragraph (13) of the form of ADR, each "ADS" evidenced by an ADR represents the right to receive four Shares and a pro rata share in any other Deposited Securities.

(d)       "Bank of Russia" means The Central Bank of Russian Federation and its predecessor or successor Russian government agency or authority.

(e)       "Custodian" means the agent or agents of the Depositary (singly or collectively, as the context requires) and any additional or substitute Custodian appointed pursuant to Section 9.

(f)       The terms "deliver", "execute", "issue", "register", "surrender", "transfer" or "cancel", when used with respect to Direct Registration ADRs, shall refer to an entry or entries or an electronic transfer or transfers in the Direct Registration System, and, when used with respect to ADRs in physical certificated form, shall refer to the physical delivery, execution, issuance, registration, surrender, transfer or cancellation of certificates representing the ADRs.

(g)       "Delivery Order" is defined in Section 3.

(h)       "Deposited Securities" as of any time means all Shares at such time deposited under this Deposit Agreement and any and all other Shares, securities, property and cash at such time held by the Depositary or the Custodian in respect or in lieu of such deposited Shares and other Shares, securities, property and cash.

(i)       "Direct Registration System" means the system for the uncertificated registration of ownership of securities established by The Depository Trust Company ("DTC") or any successor thereto and utilized by the Depositary pursuant to which the Depositary may record the ownership of ADRs without the issuance of a certificate, which ownership shall be evidenced by periodic statements issued by the Depositary to the Holders entitled thereto. For purposes hereof, the Direct Registration System shall include access to the Profile Modification System maintained by DTC which provides for automated transfer of ownership between DTC and the Depositary.

(j)       "Holder" means the person or persons in whose name an ADR is registered on the ADR Register.

(k)        "New Shares" means any newly issued Shares that may be issued in connection with an Offering.

(l)        "Offering" means an offering of Shares in the form of American Depositary Shares by the Company and/or any shareholders, who may but need not be affiliates of the Company, as described in a prospectus or offering circular to be prepared for such offering, including any over-allotment option granted to the underwriters thereof.

(m)        "Placement Notice" means the notice on the results of issuance of any New Shares if such notice is filed with the Bank of Russia pursuant to the Standards of Issue.

(n)        "Placement Report" means the placement report filed by the Company and registered by the Bank of Russia in relation to the issuance of New Shares pursuant to the Standards of Issue.

(o)       "Russian Central Securities Depository" means the Russian National Settlement Depository and any other organization that is a central securities depository in Russia.

(p)       "Russian Share Registrar" means the entity that maintains the Share Register for the Shares or any successor thereto and any other appointed agent of the Company for the transfer and registration of Shares.

(q)       "Securities Act of 1933" means the United States Securities Act of 1933, as from time to time amended.

(r)       "Securities Exchange Act of 1934" means the United States Securities Exchange Act of 1934, as from time to time amended.

(s)       "Share Register" means the shareholder register maintained by the Russian Share Registrar in which ownership of the Shares is registered.

(t)       "Shares" mean the shares of common stock of the Company, and shall include the rights to receive Shares specified in paragraph (1) of the form of ADR.

(u)        "Standards of Issue" means Standards of Issue of Securities and Procedure of State Registration of Issuance (Additional Issuance) of Issuable Securities, State Registration of Reports on Placement (Additional Placement) of Issuable Securities and Registration of Securities Prospectuses as approved by Bank of Russia Regulation No. 428-p, dated August 11, 2014 (as amended).

(v)       "Transfer Office" is defined in paragraph (3) of the form of ADR.

(w)       "Withdrawal Order" is defined in Section 6.

2. ADRs. (a) ADRs in certificated form shall be printed or otherwise reproduced at the discretion of the Depositary in accordance with its customary practices in its American depositary receipt business, or at the request of the Company typewritten and photocopied on plain or safety paper, and shall be substantially in the form set forth in the form of ADR, with such changes as may be required by the Depositary or the Company to comply with their obligations hereunder, any applicable law, regulation or usage or to indicate any special limitations or restrictions to which any particular ADRs are subject. ADRs may be issued in denominations of any number of ADSs. ADRs in certificated form shall be executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary. ADRs in certificated form bearing the facsimile signature of anyone who was at the time of execution a duly authorized officer of the Depositary shall bind the Depositary, notwithstanding that such officer has ceased to hold such office prior to the delivery of such ADRs.

The form of ADR shall bear the following legend:

IT IS EXPECTED THAT THE SHARES DEPOSITED HEREUNDER WILL BE REGISTERED ON THE SHARE REGISTER MAINTAINED BY THE RUSSIAN SHARE REGISTRAR OF THE COMPANY IN THE NAME OF JPMORGAN CHASE BANK, N.A. AS DEPOSITARY, OR ITS NOMINEE, OR OF THE CUSTODIAN, OR ITS NOMINEE, OR THE RUSSIAN CENTRAL SECURITIES DEPOSITORY. THE DEPOSITARY HAS BEEN ADVISED BY RUSSIAN COUNSEL THAT COURTS IN THE RUSSIAN FEDERATION ARE NOT REQUIRED TO RECOGNISE OR ENFORCE JUDGMENTS OBTAINED IN THE UNITED STATES OF AMERICA, INCLUDING, WITHOUT LIMITATION, IN THE NEW YORK COURTS.

If the Company offers and places New Shares in an Offering in which the Depositary subscribes to all or any portion of such New Shares, the Receipts shall bear the following legends:

NEITHER THE DEPOSITARY NOR THE CUSTODIAN ASSUMES, AND NONE OF THEM SHALL HAVE, ANY OBLIGATION OR RESPONSIBILITY TO MAKE ANY PAYMENTS FOR, NOR SHALL EITHER OF THEM BE SUBJECT TO ANY LIABILITY UNDER THE DEPOSIT AGREEMENT, ANY OTHER AGREEMENT OR OTHERWISE FOR NONPAYMENT FOR, ANY SHARES OR OTHER SECURITIES NEWLY ISSUED BY THE COMPANY OR SOLD BY ANY SELLING SHAREHOLDERS IN ANY OFFERING (INCLUDING ANY EXERCISE BY THE UNDERWRITERS OF AN OVER-ALLOTMENT OPTION IN CONNECTION THEREWITH).

IN CONNECTION WITH AN OFFERING WHICH INCLUDES AN OFFERING OF AMERICAN DEPOSITARY SHARES REPRESENTING SHARES NEWLY ISSUED BY THE COMPANY, THE AMERICAN DEPOSITARY SHARES EVIDENCED HEREBY ARE ISSUED ON A PROVISIONAL BASIS UNTIL RECEIPT BY THE DEPOSITARY OF WRITTEN NOTICE FROM THE COMPANY THAT, AS THE CASE MAY BE, EITHER (I) A VALID PLACEMENT NOTICE HAS BEEN DULY AND TIMELY FILED WITH THE BANK OF RUSSIA OR (II) A PLACEMENT REPORT HAS BEEN REGISTERED BY THE BANK OF RUSSIA. PRIOR TO RECEIPT BY THE DEPOSITARY OF SUCH WRITTEN NOTICE FROM THE COMPANY OR, IF LATER, THE MOSCOW BUSINESS DAY NEXT FOLLOWING A DUE AND TIMELY FILING OF A VALID PLACEMENT NOTICE WITH THE BANK OF RUSSIA OR REGISTRATION OF THE PLACEMENT REPORT WITH THE BANK OF RUSSIA, NOTWITHSTANDING ANYTHING HEREIN OR IN THE DEPOSIT AGREEMENT TO THE CONTRARY, HOLDERS' AND OWNERS OF INTERESTS' RIGHTS OF WITHDRAWAL ARE LIMITED AS SET OUT IN PARAGRAPH (4) OF THIS ADR AND THE DEPOSITARY SHALL NOT VOTE, OR CAUSE TO BE VOTED, SECURITIES DEPOSITED THEREUNDER, AND HOLDERS SHALL NOT BE ENTITLED TO GIVE VOTING INSTRUCTIONS.

IF (I) THE COMPANY DID NOT HAVE A RIGHT TO FILE, OR, HAVING SUCH A RIGHT, FAILED TO DULY AND TIMELY FILE, A VALID PLACEMENT NOTICE WITH THE BANK OF RUSSIA, AND (II) A PLACEMENT REPORT REQUIRED TO BE REGISTERED BY THE BANK OF RUSSIA HAS NOT BEEN SO REGISTERED IN RESPECT OF THE NEW SHARES, WITHIN 60 CALENDAR DAYS OF THE FIRST CLOSING DATE OF THE OFFERING OR, IN RESPECT OF ANY SUBSEQUENT ISSUE OF NEW SHARES, WITHIN 45 CALENDAR DAYS OF THE CLOSING DATE OF THE ISSUE OF SUCH SHARES, AS THE CASE MAY BE, OR SUCH OTHER TIME AS MAY BE AGREED BETWEEN THE COMPANY AND THE DEPOSITARY (IN RESPECT OF ANY OTHER NEW SHARES) OR IF ANY NEW SHARES ARE TO BE CANCELLED, WHETHER OR NOT A VALID PLACEMENT NOTICE HAS BEEN DULY AND TIMELY FILED OR A PLACEMENT REPORT IN RESPECT OF SUCH SHARES HAS BEEN REGISTERED, RELEVANT NEW SHARES DEPOSITED HEREUNDER AND THE CORRESPONDING AMERICAN DEPOSITARY SHARES SHALL BE CANCELLED AND THE SUBSCRIPTION MONIES IN RESPECT OF SUCH CANCELLED SHARES AND AMERICAN DEPOSITARY SHARES WILL BE RETURNED TO HOLDERS ENTITLED THERETO AND, PENDING SUCH RETURN, THE AMERICAN DEPOSITARY SHARES ISSUED IN CONNECTION WITH SUCH OFFERING WILL REPRESENT THE RIGHT TO RECEIVE A PROPORTIONAL INTEREST IN THE FUNDS SO RECEIVED. THE FUNDS SO RECEIVED BY THE DEPOSITARY IN ANY CURRENCY OTHER THAN U.S. DOLLARS WILL BE CONVERTED INTO U.S. DOLLARS (AT MARKET RATES THEN AVAILABLE) AND DISTRIBUTED TO THE THEN HOLDERS OF THE RELEVANT AMERICAN DEPOSITARY SHARES, IN EACH CASE ON THE TERMS OF THE DEPOSIT AGREEMENT. SUCH AMERICAN DEPOSITARY SHARES WILL BE CANCELLED BY THE DEPOSITARY UPON DISTRIBUTION OF THE PROPORTIONAL INTERESTS IN THE FUNDS SO RECEIVED, CONVERTED (IF NECESSARY) AND DISTRIBUTED TO THE HOLDERS OF SUCH AMERICAN DEPOSITARY SHARES. THE FUNDS SO RECEIVED, CONVERTED (IF NECESSARY) AND DISTRIBUTED TO HOLDERS OF SUCH AMERICAN DEPOSITARY SHARES MAY BE LESS THAN THE PRICE AT WHICH SUCH AMERICAN DEPOSITARY SHARES HAVE BEEN SOLD BY THE COMPANY OR THE SELLING SHAREHOLDERS (IF ANY) OR PURCHASED BY THE HOLDERS THEREOF, AND SUCH DISTRIBUTION MAY BE SUBJECT TO TAXES OR DELAYS IN PAYMENT.

(b) Direct Registration ADRs. Notwithstanding anything in this Deposit Agreement or in the form of ADR to the contrary, ADSs shall be evidenced by Direct Registration ADRs, unless certificated ADRs are specifically requested by the Holder.

(c) Holders shall be bound by the terms and conditions of this Deposit Agreement and of the form of ADR, regardless of whether their ADRs are Direct Registration ADRs or certificated ADRs.

3. Deposit of Shares. In connection with the deposit of Shares hereunder, the Depositary or the Custodian may require the following in a form satisfactory to it: (a) a written order directing the Depositary to issue to, or upon the written order of, the person or persons designated in such order a Direct Registration ADR or ADRs evidencing the number of ADSs representing such deposited Shares (a "Delivery Order"); (b) proper endorsements or duly executed instruments of transfer in respect of such deposited Shares which will consist of (i)  a transfer deed or other similar document authorizing registration of the Shares in the name of the Depositary, the Custodian or their respective nominees, or endorsement, in form satisfactory to the Custodian, and (ii) where applicable, a purchase/sale contract or other similar document relating to the transfer of the Shares; (c) instruments assigning to the Custodian or its nominee any distribution on or in respect of such deposited Shares or indemnity therefor; and (d) proxies entitling the Custodian to vote such deposited Shares. As soon as practicable after the Custodian receives Deposited Securities pursuant to any such deposit or pursuant to paragraph (10) or (13) of the form of ADR, the Custodian shall present such Deposited Securities for registration of transfer into the name of the Depositary, the Custodian or a nominee of either, to the extent such registration is practicable, at the cost and expense of the person making such deposit (or for whose benefit such deposit is made) and shall obtain evidence satisfactory to it of such registration. Deposited Securities shall be held by the Custodian for the account and to the order of the Depositary for the benefit of Holders of ADRs (to the extent not prohibited by law) at such place or places and in such manner as the Depositary shall determine. Deposited Securities may be delivered by the Custodian to any person only under the circumstances expressly contemplated in this Deposit Agreement. To the extent that the provisions of or governing the Shares make delivery of certificates therefor impracticable, Shares may be deposited hereunder by such delivery thereof as the Depositary or the Custodian may reasonably accept, including, without limitation, by causing them to be credited to an account maintained by the Custodian for such purpose with the Company or an accredited intermediary, such as a bank, acting as a registrar for the Shares, together with delivery of the documents, payments and Delivery Order referred to herein to the Custodian or the Depositary.

No Share shall be accepted for deposit unless accompanied by evidence satisfactory to the Depositary that (i) any necessary approval has been granted by any governmental body in the Russian Federation which is then performing the function of the regulation of currency exchange, (ii) all applicable taxes and governmental charges and the fees and expenses of the Depositary have been paid and (iii) all conditions to such deposit have been satisfied by the person depositing such Shares under Russian laws and regulations. If required by the Depositary, Shares presented for deposit at any time, whether or not the Share Register is closed, shall also be accompanied by an agreement or assignment, or other instrument satisfactory to the Depositary, which will provide for the prompt transfer to the Custodian of any dividend, or right to subscribe for additional Shares or to receive other property which any person in whose name the Shares are or have been recorded may thereafter receive upon or in respect of such deposited Shares, or in lieu thereof, such agreement of indemnity or other agreement as shall be satisfactory to the Depositary.

Upon each transfer of Shares into the account maintained by the Custodian at the Russian Central Securities Depository accompanied by documents evidencing title to the Shares to be deposited hereunder and any other documents specified in this Deposit Agreement, the Custodian or its agents, promptly after receipt of evidence that such transfer has been accomplished, shall ensure the recording of said Shares in the name of the Depositary or its nominee on the books of the Custodian, and the Company shall use its best efforts to ensure that such transfer and recordation is promptly effected. Records of ownership of Deposited Securities shall be held by the Custodian for the account and to the order of the Depositary at such place or places and in such manner as the Depositary shall determine. The Depositary agrees to instruct the Custodian to place all Shares accepted for deposit under this Deposit Agreement into segregated accounts separate from any Shares of the Company that may be held by such Custodian under any other depositary receipt facility relating to the Shares.

Deposited Securities may be delivered by the Custodian to any person only under the circumstances expressly contemplated in this Deposit Agreement.

The Company will notify the Depositary in writing reasonably promptly after filing any Placement Notice, or after it receives approval or refusal of registration of any Placement Report, in respect of New Shares.

4. Issue of ADRs. After any such deposit of Shares, together with any other documents required by the Depositary in accordance with this Deposit Agreement, and upon receipt in form satisfactory to the Depositary or a proper acknowledgement or other evidence from the Custodian that any Deposited Securities have been recorded on the records maintained by the Custodian in the name of the Depositary or its nominee, the Custodian shall notify the Depositary of such deposit and of the information contained in any related Delivery Order by letter, first class airmail postage prepaid, or, at the request, risk and expense of the person making the deposit, by SWIFT, cable, telex or facsimile transmission. After receiving such notice from the Custodian, the Depositary, subject to this Deposit Agreement, shall properly issue at the Transfer Office, to or upon the order of any person named in such notice, an ADR or ADRs registered as requested and evidencing the aggregate ADSs to which such person is entitled.

5. Distributions on Deposited Securities. To the extent that the Depositary determines in its reasonable discretion that any distribution pursuant to paragraph (10) of the form of ADR is not practicable with respect to any Holder, the Depositary, after consultation with the Company if practicable, may make such distribution as it so deems practicable, including the distribution of foreign currency, securities or property (or appropriate documents evidencing the right to receive foreign currency, securities or property) or the retention thereof as Deposited Securities with respect to such Holder's ADRs (without liability for interest thereon or the investment thereof).

6. Withdrawal of Deposited Securities. In connection with any surrender of an ADR for withdrawal of the Deposited Securities represented by the ADSs evidenced thereby, the Depositary may require proper endorsement in blank of such ADR (or duly executed instruments of transfer thereof in blank) and the Holder's written order directing the Depositary to cause the Deposited Securities represented by the ADSs evidenced by such ADR to be withdrawn and delivered to, or upon the written order of, any person designated in such order (a "Withdrawal Order"). Directions from the Depositary to the Custodian to deliver Deposited Securities shall be given by letter, first class airmail postage prepaid, or, at the request, risk and expense of the Holder, by SWIFT, cable, telex or facsimile transmission. Delivery of Deposited Securities may be made by the delivery of (a) certificates (which, if required by law shall be properly endorsed or accompanied by properly executed instruments of transfer or, if such certificates may be registered, registered in the name of such Holder or as ordered by such Holder in any Withdrawal Order) or (b) other documents evidencing title in the name of such Holder or as ordered by such Holder, without unreasonable delay, at the office of the Custodian. At the request, risk and expense of the Holder, the Depositary may deliver Deposited Securities (other than Shares) at the Depositary's Office. The Company shall ensure that transfer and recordation of the Deposited Securities into the name of the Holder or as directed by such Holder is effected within 72 hours of the Custodian's receipt of such documentation as may be required by applicable law and regulation and the reasonable and customary internal regulations of the Custodian, or as soon as applicable thereafter.

7. Substitution of ADRs. The Depositary shall execute and deliver a new Direct Registration ADR in exchange and substitution for any mutilated certificated ADR upon cancellation thereof or in lieu of and in substitution for such destroyed, lost or stolen certificated ADR, unless the Depositary has notice that such ADR has been acquired by a bona fide purchaser, upon the Holder thereof filing with the Depositary a request for such execution and delivery and a sufficient indemnity bond and satisfying any other reasonable requirements imposed by the Depositary.

8. Cancellation and Destruction of ADRs; Maintenance of Records. All ADRs surrendered to the Depositary shall be cancelled by the Depositary. The Depositary is authorized to destroy ADRs in certificated form so cancelled in accordance with its customary practices.

The Depositary agrees to maintain or cause its agents to maintain records of all ADRs surrendered and Deposited Securities withdrawn under Section 6 hereof and paragraph (2) of the form of ADR, substitute ADRs delivered under Section 7 hereof, and canceled or destroyed ADRs under this Section 8, in keeping with the procedures ordinarily followed by stock transfer agents located in the United States or as required by the laws or regulations governing the Depositary.

9. The Custodian. Any Custodian in acting hereunder shall be subject to the directions of the Depositary and shall be responsible solely to it. The Depositary reserves the right to add, replace or remove a Custodian. The Depositary will give prompt notice to the Company of any such action, which will be advance notice if practicable.

Any Custodian may resign from its duties hereunder by providing at least 30 days prior written notice to the Depositary. The Depositary may discharge any Custodian at any time upon notice to the Custodian being discharged. Any Custodian ceasing to act hereunder as Custodian shall deliver, upon the instruction of the Depositary, all Deposited Securities held by it to a Custodian continuing to act. Notwithstanding anything to the contrary contained in this Deposit Agreement (including the ADRs) and subject to the penultimate sentence of paragraph (14) of the form of ADR, the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian except to the extent that such Custodian (i) was not the Company or an affiliate of the Company when such act or omission occurred and (ii) has (a) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (b) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located.

10. Lists of Holders. The Company shall have the right to inspect transfer records of the Depositary and its agents and the ADR Register, take copies thereof and require the Depositary and its agents to supply copies of such portions of such records as the Company may request. The Depositary or its agent shall furnish to the Company or the Custodian, as applicable, promptly upon the written request of the Company or the Custodian, a list of the names, addresses and holdings of ADSs by all Holders as promptly as practicable following the Depositary's receipt of such request. The Company agrees to provide a copy of such list to the Custodian and/or the Bank of Russia as of such dates as may be required under, and otherwise in accordance with, applicable Russian law and/or regulations.

11. Depositary's Agents. The Depositary may perform its obligations under this Deposit Agreement through any agent appointed by it, provided that the Depositary shall notify the Company of such appointment and shall remain responsible for the performance of such obligations as if no agent were appointed, subject to paragraph (14) of the form of ADR.

12. Successor Depositary. The Depositary may at any time resign as Depositary hereunder by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided. The Depositary may at any time be removed by the Company by providing no less than 60 days prior written notice of such removal to the Depositary, such removal to take effect upon the later of (i) the 60th day after such notice of removal is first provided and (ii) the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided. Notwithstanding the foregoing, if upon the resignation or removal of the Depositary a successor depositary is not appointed within the applicable 60-day period (in the case of removal) as specified in paragraph (17) of the form of ADR, then the Depositary may elect to terminate this Deposit Agreement and the ADR and the provisions of said paragraph (17) shall thereafter govern the Depositary's obligations hereunder. In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use its best efforts to appoint a successor depositary, which shall be a bank or trust company having an office in the Borough of Manhattan, The City of New York. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor. The predecessor depositary, only upon payment of all sums due to it and on the written request of the Company, shall (i) execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder (other than its rights to indemnification and fees owing, each of which shall survive any such removal and/or resignation), (ii) duly assign, transfer and deliver all right, title and interest to the Deposited Securities to such successor, and (iii) deliver to such successor a list of the Holders of all outstanding ADRs. Any such successor depositary shall promptly mail notice of its appointment to such Holders. Any bank or trust company into or with which the Depositary may be merged or consolidated, or to which the Depositary shall transfer substantially all its American depositary receipt business, shall be the successor of the Depositary without the execution or filing of any document or any further act.

13. Reports. On or before the first date on which the Company makes any communication that would require, or result in, the Depositary taking action under this Deposit Agreement (including, without limitation, any meeting of holders of Shares or other Deposited Securities, or any adjourned meeting of such holders, or of the taking of any action in respect of any cash or other distributions or the offering of any rights to such holders) available to holders of Deposited Securities or any securities regulatory authority or stock exchange, by publication or otherwise, the Company shall transmit to the Depositary a copy thereof in English or with an English translation or summary. The Company has delivered to the Depositary, the Custodian and any Transfer Office, a copy of all provisions of or governing the Shares and any other Deposited Securities issued by the Company or any affiliate of the Company and, promptly upon any change thereto, the Company shall deliver to the Depositary, the Custodian and any Transfer Office, a copy (in English or with an English translation) of such provisions as so changed. The Depositary and its agents may rely upon the Company's delivery of all such communications, information and provisions for all purposes of this Deposit Agreement and the Depositary shall have no liability for the accuracy or completeness of any thereof.

14. Additional Shares. The Company agrees with the Depositary that neither the Company nor any company controlling, controlled by or under common control with the Company shall issue additional Shares, rights to subscribe for Shares, securities convertible into or exchangeable for Shares or rights to subscribe for any such securities or shall deposit any Shares under this Deposit Agreement, except under circumstances complying in all respects with the Securities Act of 1933. In support of the foregoing or at the reasonable request of the Depositary where it deems necessary in each case, in connection with any such proposed issuance, deposit, distribution, exchange or offering, the Company will furnish the Depositary with legal opinions, in forms and from counsels reasonably acceptable to the Depositary, dealing with such issues reasonably requested by the Depositary. In the event of any issuance of additional securities the Company shall have no obligation to register such additional securities under the Securities Act of 1933. The Depositary will use reasonable efforts to comply with written instructions of the Company not to accept for deposit hereunder any Shares identified in such instructions at such times and under such circumstances as may reasonably be specified in such instructions in order to facilitate the Company's compliance with securities laws in the United States.

15. Indemnification. The Company shall indemnify, defend and save harmless each of the Depositary, the Custodian (where the Custodian is not the Company or an affiliate of the Company), and their respective directors, officers, employees, agents and affiliates against any loss, liability or expense (including reasonable fees and expenses of counsel) that may arise out of (a) acts performed or omitted, in connection with the provisions of this Deposit Agreement and of the ADRs, as the same may be amended, modified or supplemented from time to time in accordance herewith (i) by either the Depositary or a Custodian or their respective directors, officers, employees, agents and affiliates, except for any liability or expense directly arising out of the negligence or willful misconduct of the Depositary or its directors, officers or affiliates acting in their capacities as such hereunder; provided however, that, with respect to the acts or omissions to act of a Custodian, the Depositary and its directors, officers, employees, agents and affiliates shall be entitled to be indemnified hereunder except to the extent that such Custodian (i) was not the Company or an affiliate of the Company when such act or omission occurred and (ii) has (a) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (b) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located, or (ii) by the Company or any of its directors, officers, employees, agents and affiliates (b) any offer or sale of ADRs, ADSs, Shares or other Deposited Securities or any registration statement under the Securities Act of 1933 in respect thereof, except to the extent such loss, liability or expense directly arises out of information (or omissions from such information) relating to the Depositary furnished in writing to the Company by the Depositary expressly for use in any such registration statement or (c) the unavailability of Deposited Securities or the failure to make any distribution of Cash or Other Distributions with respect thereto as a result of (i) any act or failure to act of the Company or its agents, including the Custodian, or their respective directors, employees, agents or affiliates, (ii) any provision of any present or future Charter of the Company or any other instrument of the Company governing Deposited Securities or (iii) any provision of any securities issued or distributed by the Company, or any offering or distribution thereof.

Except as provided in the next succeeding paragraph, the Depositary shall indemnify, defend and save harmless the Company against any direct loss, liability or expense (including reasonable fees and expenses of counsel) to the extent such loss is due to the negligence or willful misconduct of the Depositary or, subject to the limitations provided for in Section 9 hereof, its agents acting in their capacities as such hereunder on behalf of the Depositary. For the avoidance of doubt, the Depositary will not be required to indemnify the Company for such direct loss, liability or expense due to the negligence or willful misconduct of the Custodian if the Custodian was the Company or an affiliate of the Company when such negligence or willful misconduct of the Custodian occurred.

Notwithstanding any other provision of this Deposit Agreement or the ADRs to the contrary, neither the Company nor the Depositary, nor any of their agents shall be liable to the other for any indirect, special, punitive or consequential damages (excluding reasonable fees and expenses of counsel) or lost profits (collectively "Special Damages") of any form incurred by any of them or any other person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought; provided, however, that to the extent Special Damages arise from or out of a claim brought by a third party (including, without limitation, Holders) against the Depositary or any of its agents acting under the Deposit Agreement, the Depositary and its agents shall be entitled to full indemnification from the Company for all such Special Damages, unless such Special Damages are found to have been a direct result of the gross negligence or willful misconduct of the Depositary.

Any person seeking indemnification hereunder (an “indemnified party”) shall notify the person from whom it is seeking indemnification (the “indemnifying person”) of a commencement of any indemnifiable action or claim promptly after such indemnified person becomes aware of such commencement and shall consult in good faith with the indemnifying person as to the conduct of the defense of such action or claim, which defense shall be reasonable under the circumstances. No indemnified person shall compromise or settle any indemnifiable action without the prior written consent of the indemnifying person (which consent shall not unreasonably be withheld or delayed) unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against such indemnifying party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnified party (without indemnification hereunder by the indemnifying party) seeking such compromise or settlement.

The obligations set forth in this Section 15 shall survive the termination of this Deposit Agreement and the succession or substitution of any indemnified person.

16. Notices. Notice to any Holder shall be deemed given when first mailed, first class postage prepaid, to the address of such Holder on the ADR Register or received by such Holder. Failure to notify a Holder or any defect in the notification to a Holder shall not affect the sufficiency of notification to other Holders or to the beneficial owners of ADSs held by such other Holders. Notice to the Depositary or the Company shall be deemed given when first received by it at the address or facsimile transmission number set forth in (a) or (b), respectively, or at such other address or facsimile transmission number as either may specify to the other by written notice:

(a)	JPMorgan Chase Bank, N.A. 4 New York Plaza, Floor 12 New York, New York, 10004 Attention: Depositary Receipts Group Fax: +1 (212) 552-1950

(b)	SBERBANK (Sberbank of Russia) 19 Vavilova St. 117997 Moscow, Russia Attention: [CONTACT PERSON] Fax: [FACSIMILE]

17. Registration of Shares; Russian Share Registrar; Share Register. (a) The Company has designated and appointed STATUS Registrar Society Joint Stock Company, in the Russian Federation, as its Russian Share Registrar in respect of the Shares and Deposited Securities. The Company further agrees to take any and all action, including the filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment in full force and effect for so long as any ADSs or ADRs remain outstanding hereunder or this Deposit Agreement remains in force, provided, however, that the Company may appoint a substitute Russian Share Registrar upon thirty (30) days prior written notice to the Depositary and the Holders, and any such substitution shall not be deemed an amendment of this Deposit Agreement or the ADRs and shall not be subject to the provisions of paragraph (16) of the most recent form of ADR on file with the Securities and Exchange Commission.

(b)       The Company agrees that it shall, at any time and from time to time:

(i)       take any and all action necessary to assure the accuracy and completeness of all information set forth in the Share Register maintained by the Russian Share Registrar in respect of the Shares or Deposited Securities;

(ii)       provide or use its best efforts to permit the Depositary or its respective agents to regularly (and in any event not less than monthly) confirm the number of Deposited Securities registered in the name of the Depositary or its respective nominees, as applicable, with the Custodian, and, to the extent feasible, at the Custodian's account with the Russian Central Securities Depository pursuant to the terms of the Deposit Agreement and, in connection therewith, to provide the Depositary or its respective agents, upon request, with an extract from the Custodian's records duly certified by the Custodian (or some other evidence of verification which the Depositary, in its reasonable discretion, deems sufficient, except to the extent restricted by applicable law); and

(iii)       use its best efforts to cause the Custodian promptly (and, in any event, as soon as required by Russian law) to effect the re-registration of ownership of Deposited Securities with the Custodian and at the Custodian's account with the Russian Central Securities Depository in connection with any deposit or withdrawal of Shares or Deposited Securities under this Deposit Agreement; and

(iv)       except as required in order for the Company to comply with Russian law, take no steps to prohibit or otherwise impede the registration of the Shares or other Deposited Securities held hereunder in the name of the Depositary, the Custodian or their respective nominees (which may, but need not be, a non-resident of the Russian Federation).

(c)       The Company agrees that it shall be solely liable for each and any act or failure to act on the part of the Custodian, as long as the Company or an affiliate thereof serves as the Custodian, and that the Company shall be solely liable for the unavailability of Deposited Securities or for the failure of the Depositary to make any distribution contemplated by paragraph (10) of the form of ADR as a result of (i) any act or failure to act of the Company or its agents, including the Custodian, or their respective directors, employees, agents or affiliates, (ii) any provision of any present or future Charter of the Company or any other instrument of the Company governing the Deposited Securities, or (iii) any provision of any securities issued or distributed by the Company, or any offering or distribution thereof.

(d)       The Depositary and the Company each agree for the benefit of Holders and holders of interests in ADSs that the Depositary or the Custodian shall confirm regularly (and in any event not less than monthly) the number of Deposited Securities registered in the name of the Depositary, the Custodian or their respective nominees, as applicable, pursuant to the terms of this Deposit Agreement. The Company and the Depositary agree that, for the purposes of the rights and obligations under this Deposit Agreement of the parties hereto, the records of the Depositary and the Custodian shall be controlling for all purposes with respect to the number of Shares or other Deposited Securities which should be registered in the name of the Depositary, the Custodian or their respective nominees, as applicable, pursuant to the terms of this Deposit Agreement. In the event of any material discrepancy between the records of the Depositary and the Custodian, then, if the Depositary has knowledge of such discrepancy, the Depositary shall notify the Company promptly. In event of discrepancy between the records of the Depositary and the Custodian, the Company agrees that (whether or not it has received any notification from the Depositary) it will (i) use its best efforts to cause the Custodian to reconcile its records to the records of the Depositary and to make such corrections or revisions in the records of the Custodian, as may be necessary in connection therewith, and (ii) to the extent the Company is unable to so reconcile such records after exercising its best efforts, promptly instruct the Depositary to notify the Holders of the existence of such discrepancy. Upon receipt of the Company's instruction to notify the Holders of such discrepancy, the Depositary shall give such notification promptly to the Holders pursuant to Section 16 (it being understood that the Depositary at any time may give such notification to the Holders, whether or not it has received instructions from the Company) and shall promptly cease issuing ADRs until such time as, in the opinion of the Depositary, such records have been appropriately reconciled.

18. Miscellaneous. This Deposit Agreement is for the exclusive benefit of the Company, the Depositary, the Holders, and their respective successors hereunder, and, except to the extent specifically set forth in Section 15 of this Deposit Agreement, shall not give any legal or equitable right, remedy or claim whatsoever to any other person. The Holders and owners of ADRs from time to time shall be parties to this Deposit Agreement and shall be bound by all of the provisions hereof. If any such provision is invalid, illegal or unenforceable in any respect, the remaining provisions shall in no way be affected thereby. This Deposit Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one instrument. The appointment of the Depositary under this Deposit Agreement shall not be deemed the appointment of the Depositary as depositary (депозитарий) or registrar (держатель реестра) for the purposes of Articles 7 or 8 of Russian Federal Law No. 39-FZ On the Securities Market dated 22 April 1996 (as amended) or other applicable Russian law in effect as of the date of this Deposit Agreement. Delivery of an executed signature page of this Deposit Agreement by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof.

19. Consent to Jurisdiction, Etc. The Company irrevocably agrees that any legal suit, action or proceeding against the Company (i) brought by the Depositary, arising out of or relating to the Shares, the Deposited Securities, the ADSs, the ADRs, or this Deposit Agreement or the transactions contemplated hereby, may be instituted in any state or federal court in New York, New York, and irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding and (ii) brought by any Holder arising out of or relating to the Shares, the Deposited Securities, the ADSs, the ADRs, or this Deposit Agreement or the transactions contemplated hereby, must be instituted in any state or federal court in New York, New York, and irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Within 360 days of the date of this Deposit Agreement, the Company agrees to appoint an agent for service located in New York as its authorized agent (the "Authorized Agent") upon which process may be served in any action, suit or proceeding (including, but not limited to, any arbitration proceeding as contemplated by Section 20 of this Deposit Agreement) arising out of or relating to the Shares, the Deposited Securities, the ADSs, the ADRs, or this Deposit Agreement or the transactions contemplated hereby which may be instituted by the Depositary or any Holder, and waives any other requirements of or objections to personal jurisdiction with respect thereto. Promptly upon such appointment, the Company agrees to advise the Depositary of the name and address of the Authorized Agent so appointed and the Depositary shall make such information available to Holders on request. With respect to the appointment of the Authorized Agent the Company agrees (i) to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect for so long as any ADSs or ADRs remain outstanding or this Deposit Agreement remains in force, (ii) that service of process upon the Authorized Agent shall be deemed in every respect effective service of process upon the Company in any such action, suit or proceeding and (iii) to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding against the Company, by service by mail of a copy thereof upon the Authorized Agent (whether or not the appointment of such Authorized Agent shall for any reason prove to be ineffective or such Authorized Agent shall fail to accept or acknowledge such service), with a copy mailed to the Company by registered or certified air mail, postage prepaid, to its address provided in Section 16(b) hereof. The Company agrees that the failure of the Authorized Agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. If, for any reason, the Authorized Agent notified by the Company to the Depositary shall cease to serve in its capacity as such, the Company shall appoint a successor that is a legal entity with offices in New York, New York, so as to serve and will promptly advise the Depositary thereof.

Until the Company appoints the Authorized Agent or in the event the Company fails to continue such designation and appointment in full force and effect, the Company hereby waives personal service of process upon it in connection with any such suit or proceeding (including, but not limited to, any arbitral proceeding as contemplated by Section 20 of this Deposit Agreement) and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to it at its address last specified for notices hereunder, and service so made shall be deemed completed five (5) days after the same shall have been so mailed. The Company also irrevocably agrees that any legal suit, action or proceeding against the Depositary brought by the Company, arising out of or based upon this Deposit Agreement or the transactions contemplated hereby, may only be instituted in a state or federal court in New York, New York.

By holding an ADS or an interest therein, Holders and owners of interests in ADSs each irrevocably agree that, except as otherwise provided for in, and subject to the Depositary's rights under, Section 20 of this Deposit Agreement, any legal suit, action or proceeding against or involving the Company or the Depositary, arising out of or based upon this Deposit Agreement, the ADSs or the transactions contemplated herein, therein or hereby, may only be instituted by such Holder and/or owner in a state or federal court in New York, New York, and by holding an ADS or an interest therein each irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts (subject to the Depositary's rights under Section 20 hereof) in any such suit, action or proceeding.

To the extent that the Company or any of its properties, assets or revenues may have or may hereafter be entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any respect thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or other matters under or arising out of or in connection with the Shares or Deposited Securities, the ADSs, the ADRs or this Deposit Agreement, the Company, to the fullest extent permitted by law, hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consents to such relief and enforcement.

EACH PARTY TO THIS DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER AND/OR HOLDER OF INTERESTS IN ADRS) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY).

20. Arbitration; Settlement of Disputes. Notwithstanding any other provision of this Deposit Agreement, any controversy, claim or cause of action brought by any party hereto against the Company arising out of or relating to the Shares or other Deposited Securities, the ADSs, the ADRs or this Deposit Agreement or the transactions contemplated hereby, may, if the party bringing such controversy, claim or cause of action so elects by notice in writing to the Company, be referred to, and finally resolved by, arbitration in accordance with the Arbitration Rules of the London Court of International Arbitration (the LCIA Rules) in effect on the date of this Agreement, which Rules are deemed incorporated by reference into this paragraph. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, that in the event of any third party litigation to which the Depositary is a party and to which the Company may be properly be joined, the Company may be so joined in any court in which such litigation is proceeding; and provided further, that any such controversy, claim or cause of action relating to or based upon the provisions of the federal securities laws of the United States or the rules and regulations promulgated thereunder may be submitted to arbitration as provided in this Section 20.

Notwithstanding any other provision of this Deposit Agreement, the parties hereto agree that the Depositary may in its sole discretion require, by written notice to the relevant party, that any controversy, claim or cause of action brought by any party hereto against the Depositary shall be referred to and finally settled by an arbitration conducted under the terms set out in this Section 20. In any case where the Depositary exercises its right to arbitrate hereunder, arbitration of the controversy, claim or cause of action shall be mandatory and any pending litigation arising out of or related to such controversy, claim or cause of action shall be stayed.

The place of the arbitration shall be London, England, and the language of the arbitration shall be English.

The number of arbitrators shall be three, each of whom shall be disinterested in the dispute or controversy, shall have no connection with any party thereto, and shall be an attorney experienced in international securities transactions. If a dispute, controversy or cause of action shall involve more than two parties, the parties shall attempt to align themselves in two sides (i.e., claimant and respondent), each of which shall appoint one arbitrator as if there were only two parties to such dispute, controversy or cause of action. If such alignment and appointment shall have not occurred within twenty (20) calendar days after the initiating party serves the arbitration demand, the London Court of International Arbitration shall appoint the three arbitrators. The parties and the London Court of International Arbitration may appoint from among the nationals of any country, whether or not a party is a national of that country, provided, however, that the chairman of the arbitral tribunal shall not have the same nationality as the Company or the Depositary unless there is express written agreement otherwise.

The arbitrators shall have no authority to award punitive or other damages not measured by the prevailing party’s actual damages and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

Any controversy, claim or cause of action arising out of or relating to the Shares or other Deposited Securities, the ADSs, the ADRs, or this Deposit Agreement or the transactions contemplated hereby which is not subject to arbitration may be instituted in accordance with Section 19 of this Deposit Agreement.

21. Amendment and Restatement of Old Deposit Agreement. The Deposit Agreement amends and restates the Old Deposit Agreement in its entirety to consist exclusively of the Deposit Agreement, and each Old Receipt is hereby deemed amended and restated to substantially conform to the form of ADR set forth in Exhibit A annexed hereto, except that, to the extent any portion of such amendment and restatement would prejudice any substantial existing right of Holders of Old Receipts, such portion shall not become effective as to such Holders with respect to such Old Receipts until 30 days after such Holders shall have received notice thereof, such notice to be conclusively deemed given upon the mailing to such Holders of notice of such amendment and restatement which notice contains a provision whereby such Holders can receive a copy of the form of ADR.

IN WITNESS WHEREOF, SBERBANK (SBERBANK OF RUSSIA) and JPMORGAN CHASE BANK, N.A. have duly executed this Deposit Agreement as of the day and year first above set forth and all holders of ADRs shall become parties hereto upon acceptance by them of ADRs issued in accordance with the terms hereof.

SBERBANK (SBERBANK OF RUSSIA)

By: _____________________________
Name:
Title

JPMORGAN CHASE BANK, N.A.

By: _____________________________
Name:
Title: Executive Director

EXHIBIT A

ANNEXED TO AND INCORPORATED IN

DEPOSIT AGREEMENT

[FORM OF FACE OF ADR]

No. of ADSs:
Number
Each ADS represents
Four Shares

CUSIP:

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

ORDINARY SHARES

of

SBERBANK (SBERBANK OF RUSSIA)

(Incorporated under the laws of the Russian Federation)

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States of America, as depositary hereunder (the "Depositary"), hereby certifies that ________ is the registered owner (a "Holder") ________ of American Depositary Shares ("ADSs"), each (subject to paragraph (13)) representing four ordinary shares (including the rights to receive Shares described in paragraph (1), "Shares" and, together with any other securities, cash or property from time to time held by the Depositary in respect or in lieu of deposited Shares, the "Deposited Securities"), of SBERBANK (Sberbank of Russia), a corporation organized under the laws of the Russian Federation (the "Company"), deposited under the Amended and Restated Deposit Agreement dated as of [DATE] , 2017 (as amended from time to time, the "Deposit Agreement") among the Company, the Depositary and all Holders from time to time of American Depositary Receipts issued thereunder ("ADRs"), each of whom by accepting an ADR becomes a party thereto. The Deposit Agreement and this ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the laws of the State of New York. All capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Deposit Agreement.

(1) Issuance and Pre-Release of ADSs. This ADR is one of the ADRs issued under the Deposit Agreement. Subject to the other provisions hereof, the Depositary may so issue ADRs for delivery at the Transfer Office (as hereinafter defined) only against deposit of: (a) Shares in a form satisfactory to the Custodian; (b) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions; or (c) in accordance with the next paragraph hereof.

In its capacity as Depositary, the Depositary shall not lend Shares or ADSs; provided, however, that, unless requested in writing by the Company to cease doing so during reasonable periods necessary in order to enable compliance with applicable law the Depositary may (i) issue ADSs prior to the receipt of Shares and (ii) deliver Shares prior to the receipt of ADSs for withdrawal of Deposited Securities, including ADSs which were issued under (i) above but for which Shares may not have been received (each such transaction a "Pre-Release"). The Depositary may receive ADSs in lieu of Shares under (i) above (which ADSs will promptly be canceled by the Depositary upon receipt by the Depositary) and receive Shares in lieu of ADSs under (ii) above. Each such Pre-Release will be subject to a written agreement whereby the person or entity (the "Applicant") to whom ADSs or Shares are to be delivered (a) represents that at the time of the Pre-Release the Applicant or its customer owns the Shares or ADSs that are to be delivered by the Applicant under such Pre-Release, (b) agrees to indicate the Depositary as owner of such Shares or ADSs in its records and to hold such Shares or ADSs in trust for the Depositary until such Shares or ADSs are delivered to the Depositary or the Custodian, (c) unconditionally guarantees to deliver to the Depositary or the Custodian, as applicable, such Shares or ADSs, and (d) agrees to any additional restrictions or requirements that the Depositary deems appropriate. Each such Pre-Release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the Depositary deems appropriate, terminable by the Depositary on not more than five (5) business days' notice and subject to such further indemnities and credit regulations as the Depositary deems appropriate. The Depositary will normally limit the number of ADSs and Shares involved in such Pre-Release at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to ADSs outstanding under Pre-Release transactions), provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The Depositary may also set limits with respect to the number of ADSs and Shares involved in Pre-Release with any one person on a case-by-case basis as it deems appropriate. The Depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided in connection with Pre-Release transactions, but not the earnings thereon, shall be held for the benefit of the Holders (other than the Applicant).

Every person depositing Shares under the Deposit Agreement represents and warrants that (a) such Shares and the certificates therefor are duly authorized, validly issued and outstanding, fully paid, nonassessable and legally obtained by such person (b) all pre-emptive and comparable rights, if any, with respect to such Shares have been validly waived or exercised, (c) the person making such deposit is duly authorized so to do, (d) the Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim and (e) such Shares (A) are not "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933 ("Restricted Securities") unless at the time of deposit the requirements of paragraphs (c), (e), (f) and (h) of Rule 144 shall not apply and such Shares may be freely transferred and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933. To the extent the person depositing Shares is an "affiliate" of the Company as such term is defined in Rule 144, the person also represents and warrants that upon the sale of the ADSs, all of the provisions of Rule 144 which enable the Shares to be freely sold (in the form of ADSs) will be fully complied with and, as a result thereof, all of the ADSs issued in respect of such Shares will not be on the sale thereof, Restricted Securities. Such representations and warranties shall survive the deposit and withdrawal of Shares and the issuance and cancellation of ADSs in respect thereof and the transfer of such ADSs. The Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the Securities Act of 1933 and not so registered. The Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate the Company's compliance with the requirements of the Securities Act of 1933 or the Rules promulgated thereunder.

(2) Withdrawal of Deposited Securities. Subject to paragraphs (4) and (5), upon surrender of (i) a certificated ADR in a form satisfactory to the Depositary at the Transfer Office or (ii) proper instructions and documentation in the case of a Direct Registration ADR, the Holder hereof is entitled to delivery at, or to the extent in dematerialized form from, the Custodian's office of the Deposited Securities at the time represented by the ADSs evidenced by this ADR, provided that the Depositary shall not make such delivery (i) if the Depositary is notified by the Company in writing that delivery of Deposited Securities will not comply generally, or in one or more localities, with any applicable law or governmental or stock exchange regulations or the delivery of Deposited Securities is blocked by any applicable court order, or (ii) in the case where the Depositary has been informed by the Company that either a Placement Notice or a Placement Report has been prepared in respect of any New Shares represented by ADSs, then in relation to those ADSs, during any period prior to the Depositary being notified in writing that a valid Placement Notice has been duly and timely filed or a Placement Report has been registered by the Bank of Russia in relation to those Shares or, if later, until the Moscow business day next following the due and timely filing of a valid Placement Notice with the Bank of Russia or the registration of a valid Placement Report by the Bank of Russia. The Depositary may deliver Shares prior to the receipt of ADSs for withdrawal of Deposited Securities, including ADSs which were issued under paragraph (1) above but for which Shares may not have been received (until such ADSs are actually deposited, "Pre-released Shares") only if all the conditions in paragraph (1) above related to such Pre-Release are satisfied). At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder. Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.

(3) Transfers of ADRs. The Depositary or its agent will keep, at a designated transfer office (the "Transfer Office"), (a) a register (the "ADR Register") for the registration, registration of transfer, combination and split-up of ADRs, and, in the case of Direct Registration ADRs, shall include the Direct Registration System, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs. The term ADR Register includes the Direct Registration System. Title to this ADR (and to the Deposited Securities represented by the ADSs evidenced hereby), when properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this ADR is registered on the ADR Register as the absolute owner hereof for all purposes and neither the Depositary nor the Company will have any obligation or be subject to any liability under the Deposit Agreement to any holder of an ADR, unless such holder is the Holder thereof. Subject to paragraphs (4) and (5), this ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the aggregate number of ADSs surrendered for split-up or combination, by the Holder hereof or by duly authorized attorney upon surrender of this ADR at the Transfer Office properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it or, in the case of the issuance book portion of the ADR Register, when reasonably requested by the Company solely in order to enable the Company to comply with applicable law. At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with a Direct Registration ADR, or vice versa, execute and deliver a certificated ADR or a Direct Registration ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or Direct Registration ADR, as the case may be, substituted.

(4) Certain Limitations. Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the last sentence of paragraph (2), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (4), the Company, the Depositary or the Custodian may require: (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (7) of this ADR; (b) the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and this ADR, or such information relating to the registration of Shares on the books of the Custodian, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement. The issuance of ADRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the last sentence of paragraph (2), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary.

(5) Taxes. If any tax or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any Deposited Securities represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary and by holding or having held an ADR the Holder and all prior Holders hereof, jointly and severally, agree to indemnify, defend and save harmless each of the Depositary and its agents in respect thereof. The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the last sentence of paragraph (2), any withdrawal of such Deposited Securities until such payment is made. The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced hereby to reflect any such sales of Shares. In connection with any distribution to Holders, the Company will remit to the appropriate tax authority, governmental authority or agency all amounts (if any) required to be withheld and owing to such authorities or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian. The Depositary shall use its best efforts to collect and furnish to the Company or the Custodian, as applicable, information in respect of the Holders necessary to ascertain amounts (if any) required to be withheld and owing to the appropriate tax authority, governmental authority or agency. The Depositary will forward to the Company or the Custodian, as applicable, such information from its transfer records as the Company or the Custodian may reasonably request to enable the Company or its agent (which may be the Custodian) to withhold appropriate tax, file any necessary reports with tax authorities, governmental authorities or agencies, and either the Company or the Depositary, or their respective agents, may, but neither shall have any obligation to, file any such reports necessary to obtain benefits under any applicable tax treaties for Holders. If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto. Each Holder of an ADR or an interest therein agrees to indemnify the Depositary, the Company, the Custodian and any of their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

(6) Disclosure of Interests. To the extent that the provisions of or governing any Deposited Securities (including the Company's Charter or applicable law) may require disclosure of or impose limits on beneficial or other ownership of Deposited Securities, other Shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, Holders and all persons holding ADRs agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable Company instructions in respect thereof. Holders and holders of beneficial interests in ADRs and/or ADSs agree to disclose any and all relevant information to the Depositary and/or the Company when requested to do so in accordance with applicable Russian law (including when requested by the Company for its own purposes or in order to provide such information to the Russian tax authority, the Bank of Russia, Russian court or investigation authorities). The Depositary shall use its best efforts to collect and furnish to the Company or the Custodian, as applicable, information in respect of the Holders when requested to do so in accordance with applicable Russian law. The Company reserves the right to instruct Holders to deliver their ADSs for cancellation and withdrawal of the Deposited Securities so as to permit the Company to deal directly with the Holder thereof as a holder of Shares and Holders agree to comply with such instructions. The Depositary agrees to cooperate with the Company in its efforts to inform Holders of the Company's exercise of its rights under this paragraph and agrees to consult with, and provide reasonable assistance without risk, liability or expense on the part of the Depositary, to the Company on the manner or manners in which it may enforce such rights with respect to any Holder.

(7) Charges of Depositary. The Depositary may charge, and collect from, (i) each person to whom ADSs are issued, including, without limitation, issuances against deposits of Shares, issuances in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10)), issuances pursuant to a stock dividend or stock split declared by the Company, or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or the Deposited Securities, and (ii) each person surrendering ADSs for withdrawal of Deposited Securities or whose ADSs are cancelled or reduced for any other reason, U.S.$5.00 for each 100 ADSs (or portion thereof) issued, delivered, reduced, cancelled or surrendered (as the case may be). The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge. The following additional charges shall be incurred by the Holders, by any party depositing or withdrawing Shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuances pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADSs or the Deposited Securities or a distribution of ADSs pursuant to paragraph (10)), whichever is applicable (i) a fee of U.S.$0.02 or less per ADS for any Cash distribution made pursuant to the Deposit Agreement, (ii) a fee for the distribution or sale of securities pursuant to paragraph (10) hereof, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of such securities (for purposes of this paragraph (7) treating all such securities as if they were Shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to Holders entitled thereto, (iii) an aggregate fee of U.S.$0.03 or less per ADS per calendar year (or portion thereof) for services performed by the Depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against Holders as of the record date or record dates set by the Depositary during each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions), (iv) a fee of $0.01 or less per ADS (or portion thereof) per year for custodial related matters (which fee shall be assessed against Holders of record as of the date set by the Depositary in accordance with paragraph (12) hereof not more often than once each calendar year) and (v) an amount to cover all expenses, transfer and registration fees, taxes, duties and charges incurred or payable by or on behalf of the Depositary, the Custodian or any of their respective agents on account of charges imposed by any and all stock exchanges, securities depositories and/or regulatory entities in connection with any of the services provided under the Deposit Agreement including, but not limited to, charges imposed by a central depositary, fees, charges and expenses incurred in connection with the holding of Deposited Securities (including without limitation, cash) and (vi) a fee for the reimbursement of such fees, charges, duties and expenses as are incurred or payable by the Depositary and/or any of its agents (including, without limitation, the Custodian and expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the Shares or other Deposited Securities, the sale of securities (including, without limitation, Deposited Securities), the delivery of Deposited Securities or otherwise in connection with the Depositary's or its Custodian's compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against Holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions). The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) SWIFT, cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, ADRs or Deposited Securities (which are payable by such persons or Holders), (iii) transfer or registration fees for the registration or transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities; there are no such fees in respect of the Shares as of the date of the Deposit Agreement), and (iv) in connection with the conversion of foreign currency into U.S. dollars, JPMorgan Chase Bank, N.A. (“JPMorgan”) shall deduct out of such foreign currency the fees, expenses and other charges charged by it and/or its agent (which may be a division, branch or affiliate) so appointed in connection with such conversion. JPMorgan and/or its agent may act as principal for such conversion of foreign currency. Such charges may at any time and from time to time be changed by agreement between the Company and the Depositary. For further details see https://www.adr.com.

The Depositary anticipates reimbursing the Company for certain expenses incurred by the Company that are related to the establishment and maintenance of the ADR program upon such terms and conditions as the Company and the Depositary may agree from time to time. The Depositary may make available to the Company a set amount or a portion of the Depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as the Company and the Depositary may agree from time to time.

The right of the Depositary to receive payment of fees, charges and expenses as provided above shall survive the termination of the Deposit Agreement. As to any Depositary, upon the resignation or removal of such Depositary, such right shall extend for those fees, charges and expenses incurred prior to the effectiveness of such resignation or removal.

(8) Available Information. The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the offices of the Depositary. The Depositary will distribute copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company. The Company publishes information in English required to maintain the exemption from registration under Rule 12g3-2(b) under the Securities Exchange Act of 1934 on its Internet Web site (www.sbrf.ru/en/) or through an electronic information delivery system generally available to the public in its primary trading market. The Company represents that as of the date of the Deposit Agreement, the statements in the previous sentence of this paragraph (8) with respect to the exemption from registration under Rule 12g3-2(b) under the Securities Exchange Act of 1934, as amended, are true and correct.  The Company agrees to promptly notify the Depositary and all Holders in the event of any change in the truth of any such statements. The Depositary does not assume any duty to determine if the Company is complying with the current requirements of Rule 12g3-2(b) under the Securities Exchange Act of 1934 or to take any action if the Company is not complying with those requirements.

(9) Execution. This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

Dated:

JPMORGAN CHASE BANK, N.A., as Depositary

By _________________________________
Authorized Officer

The Depositary's office is located at 4 New York Plaza, Floor 12, New York, New York, 10004.

[FORM OF REVERSE OF ADR]

(10) Distributions on Deposited Securities. Subject to paragraphs (4) and (5), to the extent practicable, the Depositary will endeavor to timely distribute to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder's address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder's ADRs, in each case to the extent the right to the relevant distribution arises under applicable Russian law: (a) Cash. Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this paragraph (10) ("Cash"), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary's and/or its agents' fees and expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. (b) Shares. (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a "Share Distribution") and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash. (c) Rights. (i) Warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities ("Rights"), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse). (d) Other Distributions. (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights ("Other Distributions"), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash. The Depositary reserves the right to utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities hereunder. Such division, branch and/or affiliate may charge the Depositary a fee in connection with such sales, which fee is considered an expense of the Depositary contemplated above and/or under paragraph (7) hereof. Any U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current practices. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth in the "Depositary Receipt Sale and Purchase of Security" section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which the Depositary shall be solely responsible for.

(11) Record Dates. The Depositary may, after consultation with the Company if practicable, fix a record date (which, to the extent applicable, shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be responsible for the fee assessed by the Depositary for administration of the ADR program and for any expenses provided for in paragraph (7) hereof as well as for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, for the determination of the Holders who shall be responsible for any fees, charges and reimbursements hereunder, to receive any notice or to act or be obligated in respect of other matters and only such Holders shall be so entitled or obligated.

(12) Voting of Deposited Securities. Subject to the next sentence, As soon as practicable after receipt of notice of any meeting at which the holders of Shares are entitled to vote, or of solicitation of consents or proxies from holders of Shares or other Deposited Securities, the Depositary shall fix the ADS record date in accordance with paragraph (11) above in respect of such meeting or solicitation of consent or proxy. The Depositary shall, if requested by the Company in writing in a timely manner (the Depositary having no obligation to take any further action if the request shall not have been received by the Depositary at least 30 days prior to the date of such vote or meeting) and at the Company's expense and provided no legal prohibitions exist, distribute to Holders a notice stating (a) such information as is contained in such notice and any solicitation materials, (b) that each Holder on the record date set by the Depositary therefor will, subject to any applicable provisions of Russian law, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs and (c) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by the Company. Upon actual receipt by the ADR department of the Depositary of instructions of a Holder on such record date in the manner and on or before the time established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs in accordance with such instructions. The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities. There is no guarantee that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable such Holder to return any voting instructions to the Depositary in a timely manner. Notwithstanding anything contained in the Deposit Agreement or any ADR, the Depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of Deposited Securities, distribute to the Holders a notice that provides Holders with, or otherwise publicizes to Holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials). Holders are strongly encouraged to forward their voting instructions as soon as possible. Voting instructions will not be deemed received until such time as the ADR department responsible for proxies and voting has received such instructions notwithstanding that such instructions may have been physically received by JPMorgan Chase Bank, N.A., as Depositary, prior to such time. The Company and the Depositary agree to cooperate with each other in connection with the voting procedures described in this paragraph (12).

(13) Changes Affecting Deposited Securities. Subject to paragraphs (4) and (5), the Depositary may, in its discretion, and shall if reasonably requested by the Company, amend this ADR or distribute additional or amended ADRs (with or without calling this ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in nominal value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and, irrespective of whether such Deposited Securities are surrendered or otherwise cancelled by operation of law, rule, regulation or otherwise, to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend this ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted. Promptly upon the occurrence of any of the aforementioned changes affecting Deposited Securities, the Company shall notify the Depositary in writing of such occurrence and as soon as practicable after receipt of such notice from the Company, may instruct the Depositary to give notice thereof, at the Company's expense, to Holders in accordance with the provisions hereof. Upon receipt of such instruction, the Depositary shall give notice to the Holders in accordance with the terms thereof, as soon as reasonably practicable.

(14) Exoneration. The Depositary, the Company, their agents and each of them shall: (a) incur no liability (i) if any present or future law, rule, regulation, fiat, order or decree of the United States, the Russian Federation, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any Deposited Securities, any present or future provision of the Company's charter, any economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by (x) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (y) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond its direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, performing any act or thing or omitting to perform any act or thing, which the Deposit Agreement or this ADR provides shall be done or performed by it or them (including, without limitation, voting pursuant to paragraph (12) hereof) or (ii) by reason of the disclosure of any information obtained during the performance of its duties under the Deposit Agreement or this ADR, or (iii) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement or this ADR (including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable); (b) assume no liability except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or willful misconduct; (c) in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR; (d) in the case of the Company and its agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR, which in its or their opinion may involve it or them in expense or liability, unless indemnity satisfactory to it or them against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; or (e) not be liable for any action or inaction by it or them in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it or them to be competent to give such advice or information provided, however, that in the case of the Company, advice of or information from legal counsel is from recognized U.S. counsel for U.S. legal issues, recognized Russian counsel for Russian legal issues and recognized counsel of any other jurisdiction for legal issues with respect to that jurisdiction. The Depositary shall not be liable for, and the Company shall not be liable to Holders for, the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, and the Company shall not be responsible to Holders for, and shall incur no liability to Holders in connection with or arising from, the insolvency of any Custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. or the Company. The Depositary shall not have any liability for, and the Company shall not have any liability to Holders for, the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale. Notwithstanding anything to the contrary contained in the Deposit Agreement (including the ADRs) subject to the penultimate sentence of this paragraph (14), the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian, except to the extent that the Custodian (i) was not the Company or an affiliate of the Company when such act or omission occurred and (ii) has (a) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (b) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located. The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by them to be genuine and to have been signed, presented or given by the proper party or parties. The Depositary shall be under no obligation to inform Holders or any other holders of an interest in any ADSs about the requirements of Russian law, rules or regulations or any changes therein or thereto. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote. The Depositary shall not be liable to the Company, any Holder or holder of interests in ADSs or any other person for the unavailability of the Deposited Securities or for the failure to make any distribution of Cash or Other Distributions with respect thereto as a result of (a) any act or failure to act of the Company or its agents, including the Custodian, or its or their respective directors, employees, agents or affiliates, (b) any provision of any present or future law or regulation of the United States, the Russian Federation or any other country, (c) any provision of any present or future regulation of any governmental or regulatory authority or stock exchange, (d) any provision of any present or future Charter of the Company or any other instrument of the Company governing Deposited Securities or (e) any provision of any securities issued or distributed by the Company, or any offering or distribution thereof. The Depositary may rely upon instructions from the Company or its counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs. Notwithstanding anything to the contrary set forth in the Deposit Agreement or an ADR, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Holder or Holders, any ADR or ADRs or otherwise related hereto or thereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. None of the Depositary, the Custodian or the Company shall be liable for the failure by any Holder or beneficial owner to obtain the benefits of credits on the basis of non-U.S. tax paid against such Holder's or beneficial owner's income tax liability. The Depositary and the Company shall not incur any liability for any tax consequences that may be incurred by Holders and owners of interests in ADSs on account of their ownership of the ADRs or ADSs. The Depositary shall not incur any liability for the content of any information submitted to it by or on behalf of the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from the Company. The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or willful misconduct while it acted as Depositary. By holding an ADS or an interest therein, Holders and owners of ADSs each irrevocably agree that, except as otherwise provided for in Section 20 of the Deposit Agreement (as summarized in paragraph (20) hereof), any legal suit, action or proceeding against or involving the Company or the Depositary, arising out of or based upon the Deposit Agreement, the ADSs or the transactions contemplated herein, therein or hereby, may only be instituted in a state or federal court in New York, New York, and by holding an ADS or an interest therein each irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts (subject to the Depositary's rights under Section 20 of the Deposit Agreement) in any such suit, action or proceeding. The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company under certain circumstances. Neither the Depositary, the Company nor any of their respective agents shall be liable to Holders or owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought. No disclaimer of liability under the Securities Act of 1933 is intended by any provision hereof.

(15) Resignation and Removal of Depositary; the Custodian. The Depositary may resign as Depositary by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.  The Depositary may at any time be removed by the Company by no less than 60 days prior written notice of such removal, to become effective upon the later of (i) the 60th day after delivery of the notice to the Depositary and (ii) the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may appoint substitute or additional Custodians and the term "Custodian" refers to each Custodian or all Custodians as the context requires.

(16) Amendment. Subject to the last sentence of paragraph (2), the ADRs and the Deposit Agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders. Every Holder of an ADR at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance. Notice of any amendment to the Deposit Agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the Holders identifies a means for Holders to retrieve or receive the text of such amendment (i.e., upon retrieval from the Depositary's or the Company's website or upon request from the Depositary).

(17) Termination. The Depositary may, and shall at the written direction of the Company, terminate the Deposit Agreement and this ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the Depositary shall have (i) resigned as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder within 60 days of the date of such resignation, or (ii) been removed as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder on the 60th day after the Company's notice of removal was first provided to the Depositary. After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn. As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except to account for such net proceeds and other cash. After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.

(18) Appointment. Each Holder and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the Deposit Agreement shall be deemed for all purposes to (a) be a party to and bound by the terms of the Deposit Agreement and the applicable ADR(s), and (b) appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable ADR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable ADR(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

(19) Waiver. EACH PARTY TO THE DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER AND/OR HOLDER OF INTERESTS IN ADRS) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY).

(20) Arbitration; Waiver of Immunities. The Deposit Agreement provides that any controversy, claim or cause of action brought by any party to the Deposit Agreement against the Company arising out of or relating to the Shares or other Deposited Securities, the ADSs, the ADRs or the Deposit Agreement or the transactions contemplated thereby, may, if the party bringing such controversy, claim or cause of action so elects by notice in writing to the Company, be referred to, and finally settled by, arbitration in accordance with the Arbitration Rules of the London Court of International Arbitration (the LCIA Rules) in effect on the date of the Deposit Agreement, which Rules are deemed incorporated by reference into the Deposit Agreement, and that judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, that in the event of any third-party litigation to which the Depositary is a party and to which the Company may properly be joined, the Company may be so joined in any court in which such litigation is proceeding; and provided further that any such controversy, claim or cause of action that relates to or is based upon the provisions of the federal securities laws of the United States or the rules and regulations promulgated thereunder may be submitted to arbitration as provided in the Deposit Agreement. The Deposit Agreement further provides that the Depositary may in its sole discretion require, by written notice to the relevant party, that any controversy, claim or cause of action brought by any party to the Deposit Agreement against the Depositary shall be referred to and finally settled by an arbitration conducted under the terms set out in the Deposit Agreement. In any case where the Depositary exercises its right to arbitrate under the Deposit Agreement, arbitration of the controversy, claim or cause of action shall be mandatory and any pending litigation arising out of or related to such controversy, claim or cause of action shall be stayed.

The Deposit Agreement further provides that any controversy, claim or cause of action arising out of or relating to the Shares or other Deposited Securities, the ADSs, the ADRs, or the Deposit Agreement or the transactions contemplated thereby which is not subject to arbitration, may be instituted in such courts as are specified in the Deposit Agreement.

In the Deposit Agreement the Company has agreed to appoint an agent for service located in New York as its authorized agent (the "Authorized Agent") within 360 days of the date of the Deposit Agreement, and until the Company appoints the Authorized Agent or in the event the Company fails to continue such designation and appointment in full force and effect, the Company has waived personal service of process upon it in connection with any action, suit or proceeding (including, but not limited to, any arbitration proceeding as contemplated by Section 20 of the Deposit Agreement) arising out of or relating to the Shares, the Deposited Securities, the ADSs, the ADRs, or the Deposit Agreement or the transactions contemplated thereby which may be instituted by the Depositary or any Holder and consented that any such service of process may be made by certified or registered mail, return receipt requested, directed to it at its address last specified for notices thereunder, and service so made shall be deemed completed five (5) days after the same shall have been so mailed.

To the extent that the Company or any of its properties, assets or revenues may have or hereafter become entitled to, or have attributed to it, any right of immunity, or the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any respect thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, or other legal process or proceeding or the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with the Shares or Deposited Securities, the ADSs, the ADRs or the Deposit Agreement, the Company, to the fullest extent permitted by law, hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consents to such relief and enforcement.

(21) Registration of Shares; Russian Share Registrar; Share Register. (a) The Company has confirmed in the Deposit Agreement that it has designated and appointed STATUS Registrar Society Joint Stock Company, in the Russian Federation, as its Russian Share Registrar in respect of the Shares and Deposited Securities. The Company has agreed in the Deposit Agreement to take any and all action, including the filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment in full force and effect for so long as any ADSs or ADRs remain outstanding under the Deposit Agreement or the Deposit Agreement remains in force, provided, however, that the Company may appoint a substitute Russian Share Registrar upon thirty (30) days prior written notice to the Depositary and the Holders, and any such substitution shall not be deemed an amendment of the Deposit Agreement or the ADRs and shall not be subject to the provisions of paragraph (16) of the most recent form of ADR on file with the Securities and Exchange Commission.

(b)           The Company agrees that it shall, at any time and from time to time:

(i)       take any and all action necessary to assure the accuracy and completeness of all information set forth in the Share Register maintained by the Russian Share Registrar in respect of the Shares or Deposited Securities;

(ii)       provide or use its best efforts to permit the Depositary or its respective agents to regularly (and in any event not less than monthly) confirm the number of Deposited Securities registered in the name of the Depositary or its respective nominees, as applicable, with the Custodian, and, to the extent feasible, at the Custodian's account with the Russian Central Securities Depository pursuant to the terms of the Deposit Agreement and, in connection therewith, to provide the Depositary or its respective agents, upon request, with an extract from the Custodian's records duly certified by the Custodian (or some other evidence of verification which the Depositary, in its reasonable discretion, deems sufficient, except to the extent restricted by applicable law); and

(iii)       use its best efforts to cause the Custodian promptly (and, in any event, as soon as required by Russian law) to effect the re-registration of ownership of Deposited Securities with the Custodian and at the Custodian's account with the Russian Central Securities Depository in connection with any deposit or withdrawal of Shares or Deposited Securities under the Deposit Agreement; and

(iv)       except as required in order for the Company to comply with Russian law, take no steps to prohibit or otherwise impede the registration of the Shares or other Deposited Securities held hereunder in the name of the Depositary, the Custodian or their respective nominees (which may, but need not be, a non-resident of the Russian Federation).

(c)       The Company agrees that it shall be solely liable for each and any act or failure to act on the part of the Custodian, as long as the Company or an affiliate thereof serves as the Custodian, and that the Company shall be solely liable for the unavailability of Deposited Securities or for the failure of the Depositary to make any distribution contemplated by paragraph (10) hereof as a result of (i) any act or failure to act of the Company or its agents, including the Custodian, or their respective directors, employees, agents or affiliates, (ii) any provision of any present or future Charter of the Company or any other instrument of the Company governing the Deposited Securities, or (iii) any provision of any securities issued or distributed by the Company, or any offering or distribution thereof.

(d)       The Depositary and the Company have each agreed in the Deposit Agreement that the Depositary or the Custodian will confirm regularly (and in any event not less than monthly) the number of Deposited Securities registered in the name of the Depositary, the Custodian or their respective nominees, as applicable, pursuant to the terms of the Deposit Agreement. The Company and the Depositary have agreed in the Deposit Agreement that, for the purposes of the rights and obligations under the Deposit Agreement and this ADR of the parties hereto, the records of the Depositary and the Custodian shall be controlling for all purposes with respect to the number of Shares or other Deposited Securities which should be registered in the name of the Depositary, the Custodian or their respective nominees, as applicable, pursuant to the terms of the Deposit Agreement. In the event of any material discrepancy between the records of the Depositary and the Custodian, then, if the Depositary has knowledge of such discrepancy, the Depositary will notify the Company promptly. In the event of any discrepancy between the records of the Depositary and the Custodian, the Company has agreed that (whether or not it has received any notification from the Depositary) it will (i) use its best efforts to cause the Custodian to reconcile its records to the records of the Depositary and to make such corrections or revisions in the records of the Custodian, as may be necessary in connection therewith, and (ii) to the extent the Company is unable to so reconcile such records after exercising its best efforts, promptly instruct the Depositary to notify the Holders of the existence of such discrepancy. Upon receipt of the Company's instruction to notify the Holders of such discrepancy, the Depositary will give such notification promptly to the Holders pursuant to Section 16 (it being understood that the Depositary at any time may give such notification to the Holders, whether or not it has received instructions from the Company) and will promptly cease issuing ADRs pursuant to the Deposit Agreement until such time as, in the opinion of the Depositary, such records have been appropriately reconciled.

(22) Depositary's Agents. The Depositary may perform its obligations under the Deposit Agreement through any agent appointed by it. With respect to any and all losses, damages, costs, judgments, expenses and other liabilities (including reasonable attorneys' fees and expenses) (collectively referred to as "Losses") incurred by any Holder or holder as a direct result of the acts or failure to act by such agent or attorney (or, in the case of the Custodian, only such damages as are described below), the Depositary shall take such commercially reasonable action as the Depositary deems in good faith to be appropriate to recover such Losses from such agent or attorney, subject to the provisions of any agreement with the applicable agent or attorney; provided that in no event shall the Depositary be under any obligation to initiate or prosecute any action, suit or other proceeding in respect of the foregoing. The Depositary shall distribute any amounts so recovered (exclusive of costs and expenses incurred by the Depositary in connection with recovering such Losses which are not reimbursed by such agent or attorney, including, without limitation, the Custodian) to the Holders and holders of interests in ADSs entitled thereto; and the Depositary's sole responsibility and liability to such Holders and holders of interests in ADSs with respect to such Losses shall be limited to amounts so received from such agent or attorney (exclusive of costs and expenses incurred by the Depositary in connection with recovering such Losses which are not reimbursed by such agent or attorney, including, without limitation, the Custodian). In each case, the liability of the agent or attorney will be limited to direct (but not indirect, including consequential) Losses incurred by Holders and holders of interests in ADSs.

Only the Depositary, acting on behalf of Holders and beneficial owners of ADSs, will be permitted to bring claims against the Custodian in respect of Losses incurred by Holders and owners of interests in ADSs as a result of the acts of, or the failure to act by, the Custodian. Notwithstanding anything to the contrary contained in the Deposit Agreement (including this ADR), the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian.

Except as set forth herein, the Depositary shall have no other responsibility or liability to Holders or owners of interests of ADSs with respect to the acts of, or the failure to act by, any agent or attorney including the Custodian. Notwithstanding anything to the contrary contained in the Deposit Agreement (including this ADR) the Depositary shall not be liable for the unavailability of the Shares or the failure to make any distribution of cash or property with respect thereto as a result of such unavailability.

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